UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2018

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 23, 2018, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into a Second Supplemental Note Purchase Agreement (the “Agreement”), effective as of July 31, 2018, with the National Rural Utilities Cooperative Finance Corporation (“CFC”) and Farmer Mac Mortgage Securities Corporation, a subsidiary of Farmer Mac (“FMMSC”), under the Master Note Purchase Agreement (between Farmer Mac, CFC, and FMMSC) and the Second Amended, Restated and Consolidated Pledge Agreement (between Farmer Mac, CFC, FMMSC, and U.S. Bank National Association, as collateral agent), each dated as of July 31, 2015 and previously filed as Exhibits 10.1 and 10.3 to Farmer Mac’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2015. The Agreement provides for a revolving borrowing facility with a draw period through December 20, 2023 (the “Final Maturity Date”) and a maximum principal amount of notes outstanding at any time of $300 million. Each note will accrue interest at a floating rate and will mature, in each case, as determined at the time of issuance prior to the Final Maturity Date. The facility automatically renews (each, a “Facility Renewal Date”) on January 31, 2019 and thereafter on the 20th of each June and December until but excluding the Final Maturity Date. The Agreement may be terminated at CFC’s election upon 30 days’ prior written notice to Farmer Mac and at Farmer Mac’s election on any Facility Renewal Date upon 30 days’ prior written notice to CFC.

CFC has a “related party” relationship with Farmer Mac as the result of CFC’s ownership of Farmer Mac common stock. CFC is the second-largest owner of Farmer Mac’s Class A voting common stock and is named as a holder of more than 5% of Farmer Mac’s Class A voting common stock in Farmer Mac’s Proxy Statement dated April 2, 2018 and filed with the SEC on that same date. The Agreement was entered into on an arms-length basis in the ordinary course of business, with terms and conditions comparable to those available to other participants in Farmer Mac’s lines of business that do not have a related party relationship with Farmer Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Executive Vice President – General Counsel

Dated: July 27, 2018